Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE GLADSTONE COMPANIES, INC.

(Originally incorporated on December 7, 2009

under the name Gladstone Holding Corporation)

I.

The name of this company is The Gladstone Companies, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808 and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is [•] shares, [•] shares of which shall be Class A Common Stock (the “Class A Common Stock”), [•] shares of which shall be Class B Common Stock (the “Class B Common Stock” together with the Class A Common Stock, the “Common Stock”) and [•] shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.01 per share. Effective as of the Effective Time (as defined herein), each share of common stock, par value $0.01 per share, of the Company (“Pre-IPO Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and changed into [•] shares of validly issued, fully paid and nonassessable Class B Common Stock.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, and Class A Common Stock, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows.

1. Definitions.

(a) “Acquisition” means (i) any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued, other than in connection with a Permitted Transfer; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.

(b) “Asset Transfer” means the sale, lease or exchange of all or substantially all the assets of the Company.

(c) “Bylaws” means the bylaws of the Company, as amended and/or restated from time to time.

(d) “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

(e) “Entity” means any corporation, partnership, limited liability company or other legal entity.

(f) “Effective Time” means the time this Amended and Restated Certificate of Incorporation of the Company is filed with the Secretary of State of the State of Delaware immediately prior to the time shares of Class A Common Stock were first publicly traded and became effective in accordance with the DGCL.

(g) “Family Member” means with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.

(h) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the last Trading Day of the fiscal quarter during which the then-outstanding shares of Class B Common Stock first represent less than 1% of the aggregate number of the then-outstanding shares of Class A Common Stock and Class B Common Stock; provided, however, if the first day the shares of Class B Common Stock first represent less than 1% of the aggregate number of shares of the then-outstanding Class A Common Stock and Class B Common Stock occurs in the 15 days prior to the end of a fiscal quarter, such last Trading Day shall be the last Trading Day of the following fiscal quarter; provided further, if the Final Conversion Date would otherwise occur on a date on or between the record date for any annual or special meeting of the stockholders of the Company and the actual date of such meeting, the Final Conversion Date shall be the fifteenth Trading Day following the date of such meeting of the stockholders.

(i) “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

(j) “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests.

(k) “Permitted Entity” means, with respect to a Qualified Stockholder, (i) any Entity in which such Qualified Stockholder directly, or indirectly, holds at least 25% of the voting power, or (ii) any non-stock corporation, private foundation, or public or private charity on which a Qualified Stockholder or a Family Member thereof sits on the board of directors or acts as an executive officer thereof.

(l) “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself and/or his or her Family Members), to the trustee of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust;

(ii) by the trustee of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, the trustee of any other Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;

(iii) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder;

(iv) by a Qualified Stockholder to any Family Members of such Qualified Stockholder;

(v) by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity or the trustee of a Permitted Trust of such Qualified Stockholder or any Family Member of such Qualified Stockholder; or

(vi) by a Qualified Stockholder to another Qualified Stockholder.

(m) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(n) “Permitted Trust” means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of a Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest.

(o) “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock at the Effective Time; (ii) the initial record holder of any share of Class B Common Stock that is originally issued by the Company thereafter (including, without limitation, upon conversion of any Preferred Stock or upon exercise of options or warrants); (iii) a Permitted Transferee of a Qualified Stockholder; or (iv) David John Gladstone.

(p) “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(q) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (only if there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(v) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy and if a proxy is granted, whether revocable or irrevocable) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.

(r) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Rights Relating To Dividends, Subdivisions and Combinations.

(a) Subject to the rights of the holders of any series of Preferred Stock at the time outstanding, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, to the fullest extent permitted by law, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Sections 2(b) and 2(c) of this Article IV, the Company may not declare or pay any dividends with respect to any class of Common Stock unless (i) at the same time the Company declares or pays, respectively, a ratable, equal and substantially identical dividend with respect to each outstanding share of Common Stock, regardless of class or (ii) different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(b) Notwithstanding anything to the contrary contained in Section 2(a), in the event that the Company elects to declare and pay a dividend payable in cash to the holders of Class A Common Stock, the Company may declare and pay a dividend on the Class B Common Stock:

(i) all in cash, in a per-share amount equal to the per-share amount of the dividend declared and paid on the Class A Common Stock;

(ii) all in Class A Common Stock, with the amount of Class A Common Stock declared and paid with respect to each share of Class B Common Stock being equal to either (A) the quotient of (i) the cash dividend declared and paid per share on the Class A Common Stock, divided by (ii) the highest closing price of the Class A Common Stock on a national securities exchange, as applicable, in the 10 business days immediately preceding the record date of the dividend or (B) such other amount as may be determined by the Board of Directors in good faith; or

(iii) in a mix of Class A Common Stock and cash if the sum of the value of the Class A Common Stock and cash to be declared and paid with respect to each share of Class B Common Stock is equal to the value of the cash dividend to be declared and paid on each share of Class A Common Stock (with the value of the Class A Common Stock to be declared and paid with respect to each share of Class B Common Stock being determined for this purpose by the formula set out in Section 2(b)(ii)(A) of this Article IV or in such other method as may be determined by the Board of Directors in good faith).

(c) Notwithstanding anything to the contrary contained in Section 2(a), the dividend of rights to purchase capital stock, other securities or property pursuant to a “poison pill” stockholder rights plan is not subject to the “ratable, equal and substantially identical” requirement in Section 2(a).

(d) If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

3. Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

4. Voting Rights.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held with respect to each matter on which the shares of Class A Common Stock are entitled to vote.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten votes for each share thereof held with respect to each matter on which the shares of Class B Common Stock are entitled to vote.

(c) Voting Generally. Except as required by law, or otherwise expressly provided herein, and subject to the rights of any one or more series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock, and any series of Preferred Stock entitled to vote thereon, shall vote together as a single class, and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

(d) Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the affirmative approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, reclassification, consolidation or otherwise:

(i) amend, alter, or repeal any provision of this Certificate of Incorporation or the Bylaws in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of, or increases or decreases the number of authorized shares of, the Class B Common Stock;

(ii) reclassify any outstanding shares of capital stock of the Company into shares having, or authorize additional securities, including Preferred Stock, having rights as to dividends or liquidation that are senior to the Class A Common Stock or Class B Common Stock or the right to more than one vote for each share thereof; or

(iii) create, or authorize the creation of, any series of Preferred Stock, unless the same ranks junior to the Class B Common Stock with respect to the right to the payment of dividends, redemption rights and the distribution of assets on the liquidation, dissolution or winding up of the Company and has the right to no more than one vote for each share thereof or one vote for each share of Common Stock into which such share of Preferred Stock is convertible.

5. Optional Conversion.

(a) Optional Conversion of the Class B Common Stock.

(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed (or, if such holder alleges that such certificate has been lost, stolen or destroyed, an executed agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates), at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company or any transfer agent for the Class B Common Stock, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

6. Automatic Conversion.

(a) Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless shares of Class A Common Stock are then certificated and the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(b) Final Conversion. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of fully paid and nonassessable Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless shares of Class A Common Stock are then certificated and the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(c) Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

(d) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

7. Redemption. The Common Stock is not redeemable.

8. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of available authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its available authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

9. Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

10. The Board of Directors shall have the power and authority to interpret this Article IV and make any other determination required herein, including, without limitation, (i) whether a Transfer results in a conversion of Class B Common Stock to Class A Common Stock, (ii) whether a dividend is ratable, equal and substantially identical with respect to each outstanding share of Common Stock, regardless of class, (iii) whether the outstanding shares of Class A Common Stock and Class B Common Stock are subdivided or combined in the same proportion and manner and (iv) whether the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, is distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation). All such interpretations and determinations made by the Board of Directors shall be final, conclusive and binding. A record of any such determination shall be maintained by the Secretary of the Company.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

2. Election.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b) No stockholder entitled to vote at an election for directors may cumulate votes.

(c) Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Election of directors need not be by written ballot unless the Bylaws so provide.

3. Removal of Directors.

(a) Subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, following the closing of the Initial Public Offering, neither the entire Board of Directors nor any individual director may be removed from office without cause.

(b) Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the capital stock of the Company entitled to vote generally at an election of directors.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise required by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

5. Preferred Directors. Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

A. Stockholder Actions. Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken (i) upon the vote of the stockholders at such an annual or special meeting called in accordance with the Bylaws of the Company, or (ii) if prior to the Final Conversion Date, without any such meeting, without prior notice and without a vote, if one or more written consents, setting forth the action so taken, are signed by the holders of outstanding shares of the Company’s capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and delivered to the Company in accordance with applicable law; provided, however, that, following the Final Conversion Date, to the extent permitted by the terms of any certificate of designation filed with respect to any series of Preferred Stock, the holders of such series may act by written consent with respect to any matter for which the holders of such series of Preferred Stock, separately as a series or together with one or more series, have the right to vote on or consent to pursuant to the terms of such certificate of designation.

B. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

VI.

A. The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

B. To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if any only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding asserting or based upon a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder of the Company to the Company or the Company’s stockholders; (C) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VI shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933 (the “1933 Act”), as amended or Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

E. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

F. Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VI.

VII.

A. The provisions of this Article VII are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Company with respect to certain classes or categories of business opportunities. “Exempted Persons” means (i) any director of the Company who is not an employee of the Company, or (ii) any holder of Class B Common Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Company or any of their respective subsidiaries.

B. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Company and the industry in which it operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries, or uses such knowledge and understanding in the manner described herein, provided, that the foregoing shall not apply to any matter, transaction or interest that is presented to, or acquired, created or developed by, or otherwise comes into the possession of, an Exempted Person expressly and solely in such Exempted Person’s capacity as a director of the Company while such Exempted Person is performing services in such capacity.

C. In addition to and notwithstanding the foregoing provisions of this Article VII, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

D. No amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article VII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Certificate of Incorporation, the Company’s bylaws or applicable law.

E. If any provision of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VII and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Subject to the rights of holders of any series of Preferred Stock then outstanding, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of Article V, Article VI and Article VII of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

*     *     *     *

FOUR: This Amended and Restated Certificate of Incorporation has been duly authorized in accordance with Sections 228, 242 and 245 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Company, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, has been executed by its duly authorized officer this __ day of __________, 2022.

THE GLADSTONE COMPANIES, INC.

By:
David Gladstone
President and Chief Executive Officer